Exhibit 23.2
Independent Registered Public Accounting Firm’s Consent
We consent to the incorporation by reference in the Registration Statement of Ascend Wellness Holdings, Inc. on Form S-3 (File No. 333-268534) and Form S-8 (File No. 333-257780) of our report dated February 25, 2021, except for the second paragraph of Note 1 and the eighth and ninth paragraphs of Note 15, as to which the date is April 22, 2021, with respect to our audit of the consolidated financial statements of Ascend Wellness Holdings, LLC as of December 31, 2020 and for the year ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Ascend Wellness Holdings, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
New York, New York
March 15, 2023